Exhibit 10.1

REPURCHASE AGREEMENT

This Agreement (the “Agreement”) is made as of the 18th day of June, 2009 by and between Good Harbor Partners Acquisition Corp. (the “Company”), a Delaware corporation having its offices at 79 Byron Road, Weston, MA 02493 and HCFP Brenner Holdings, LLC, an entity with its offices at 888 7th Avenue, New York, New York 10106 (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is the owner of 1,200,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”);

WHEREAS, the Seller desires to sell to the Company, and the Company desires to purchase from the Seller, all 1,200,000 shares of Common Stock owned by the Seller (the “Shares”), on and subject to the terms of this Agreement (the “Repurchase”); and

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Company and the Seller hereby agree as follows:

1. Sale of the Shares.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Seller shall sell the Shares to the Company, and the Company shall purchase the Shares from the Seller for an aggregate purchase price equal to $30,000 (the “Purchase Price”) for the purchase of all 1,200,000 Shares held by the Seller.

2. Closing. The purchase and sale of the Shares shall take place upon execution and delivery of this Agreement (the “Closing”), to be held at such time and place as shall be determined by the parties.  At the Closing, the Seller shall deliver to the Company certificates for the Shares, duly endorsed in form for transfer to the Company and the Company shall pay the Purchase Price for the Shares.

3. Representations of the Seller.

3.1 The Seller has all necessary power and authority to enter into and to perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2 The Seller owns all right, title and interest in and to, and have the right to transfer to the Company, in connection with the Repurchase provided for herein, all of the Shares being repurchased by the Company, pursuant to the terms of this Agreement, free and clear of all liens, security interests, charges and other encumbrances.

(c)           The Seller has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Repurchase of the Shares and the business, financial condition, and results of operations of the Company, and all such questions have been answered to the full satisfaction of the Seller.

(d)           The Seller acknowledges and understands that the Company, on or around the date of the consummation of the Repurchase, may sell shares of Common Stock, or other securities of the Company, to third parties at per share, or effective per-share, purchase prices that may be significantly higher or lower than the per share purchase price being paid hereunder by the Company for the Shares.  Notwithstanding any such sales, the Seller agrees to accept the Purchase Price as full and fair payment for the Shares.

4. Representations of the Company

4.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors.  This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5. Miscellaneous. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement.  No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver.  If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.  This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GOOD HARBOR PARTNERS ACQUISITION CORP.

By:	/s/ Ralph Sheridan
Name: Ralph Sheridan
Title: Chief Executive Officer

HCFP BRENNER HOLDINGS, LLC

By:	/s/ Ira S. Greenspan
Name: Ira S. Greenspan
Title: Managing Director